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                                                                   EXHIBIT 99(c)

NOVACARE ANNOUNCES TENDER OF ITS INTEREST IN NOVACARE EMPLOYEE SERVICES, INC.

September 9, 1999 10:31 AM Eastern Time

KING OF PRUSSIA, Pa., Sept. 9 /PRNewswire/ -- NovaCare, Inc. NOV , a leading national provider of physical rehabilitation and occupational health services and employee services, announced today a definitive agreement, subject to certain conditions, to tender its approximately 64% ownership interest in the outstanding stock of NovaCare Employee Services, Inc. NCES at the price of $2.50 per share. The agreement was reached in conjunction with a definitive agreement by NovaCare Employee Services to sell the company to an investment group comprising Patricof & Co. Ventures, Inc., Fidelity Ventures Limited and AFLAC Incorporated (the Investors).

Under the terms of the agreement by NovaCare Employee Services, a new private company established by the Investors will acquire all the stock of NovaCare Employee Services at a price of $2.50 per share of common stock. The Investors will effect the purchase through a cash tender offer to NovaCare Employee Services stockholders and a subsequent merger of NovaCare Employee Services into a new private company managed by the Investors. The tender offer will commence on or about September 15, 1999.

The tender offer is subject to the approval of the NovaCare, Inc. stockholders and the satisfaction of customary closing conditions. The tender offer is expected to close during October 1999.

Wasserstein, Perella & Company, Inc. and Warburg Dillon Read acted as NovaCare's advisors on the transaction. CIBC World Markets was engaged by NovaCare Employee Services to render a fairness opinion on the transaction.

NovaCare, Inc. is the nation's second largest provider of outpatient physical rehabilitation and occupational health services. Its subsidiary, NovaCare Employee Services, Inc., is a leading national professional employer organization, administering the full array of human resources functions, including the management of health care benefits and workers' compensation, for small- and medium-sized businesses.

Cautionary Statement

Except for historical information, matters discussed are forward-looking statements that are based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from those expected by management include reimbursement system changes, the productivity of clinicians, pricing of payer contracts, management retention and development, management's success in developing and introducing new products and lines of business, the ability of the company, its customers and suppliers to complete assessment, testing and remediation of Year 2000 issues, the ability of the company to improve its cash flow from operations, the ability to complete the sale of the physical rehabilitation and occupational health business, adverse Internal Revenue Service rulings with respect to the employer status of employee services businesses
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and the company's ability to implement the employee services business model.

SOURCE NovaCare, Inc.